Exhibit 10.16
PLANET LABS PBC
2021 INCENTIVE AWARD PLAN

GLOBAL STOCK OPTION GRANT NOTICE

Planet Labs PBC, a Delaware public benefit corporation (the “Company”), has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Global Stock Option Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Planet Labs PBC 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Global Stock Option Agreement attached hereto as Exhibit A, including any additional terms and conditions for Participant’s country set forth in the appendix thereto as Exhibit B (the “Appendix” and together with the Global Stock Option Agreement, the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings set forth in the Plan.

Participant:
Grant Date:
Exercise Price per Share:
Shares Subject to the Option:
Type of Option:
Final Expiration Date:
Vesting Commencement Date:
Vesting Schedule:

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

PLANET LABS PBC	PARTICIPANT

By:
Name:	[Participant Name]
Title:

GLOBAL STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Global Stock Option Agreement, including any additional terms and conditions for Participant’s country set forth in the Appendix hereto (together, this “Agreement”) shall have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.
GENERAL

1.1 Grant of Option. The Company has granted the Option to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan. If the Appendix described in Section 5.19 below applies to Participant, in the event of a conflict between the terms of this Agreement or the Plan and the provisions in the Appendix, the terms and conditions in the Appendix shall control.

ARTICLE II.
PERIOD OF EXERCISABILITY

2.1 Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole vested Share has accumulated. Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion of the Option that is not vested and exercisable as of the Termination of Service for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such Termination of Service, if any). For the avoidance of doubt, Participant’s employment or other service during only a portion of a vesting period where a Termination of Service occurs prior to a vesting date shall not entitle Participant to vest in a pro-rata portion of the Option with respect to such portion of the vesting period.

2.2 Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.3 Expiration of Option. Except as may be extended in accordance with Section 5.3 of the Plan, the Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a) The final expiration date in the Grant Notice;

(b) Except as the Administrator may otherwise approve, the expiration of three (3) months from the Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;

(c) Except as the Administrator may otherwise approve, the expiration of twelve (12) months from the Participant’s Termination of Service if the Termination of Service occurs by reason of Participant’s death or Disability; or

(d) Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

2.4 Termination Date. For purposes of this Option, Participant’s Termination of Service will be considered to occur as of the date Participant is no longer actively providing services to the Company or any Subsidiary or affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Applicable

Laws in the jurisdiction where Participant provides services or the terms of Participant’s employment or service agreement, if any) and, unless otherwise expressly provided in this Agreement or determined by the Company, Participant’s right to time vest in this Option, if any, will terminate effective as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the Applicable Laws of the jurisdiction where Participant is rendering services or the terms of Participant’s employment or other service agreement, if any) and the post-termination exercise period (if any) during which Participant may exercise this Option (to the extent vested) will commence on such date. The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Option (including whether Participant may still be considered to be providing services while on a leave of absence).

ARTICLE III.
EXERCISE OF OPTION

3.1 Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary to the extent such designation has been permitted by the Administrator and is valid under Applicable Laws.

3.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

ARTICLE IV.
EXERCISE PRICE; TAXATION AND TAX WITHHOLDING

4.1 Representation. The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Option and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

4.2 Exercise Price; Responsibility for Taxes.

(a) Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary or affiliate which employs Participant or to which Participant otherwise renders services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, or the subsequent sale of Shares acquired pursuant to such exercise; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) At the time Participant exercises his or her Option, in whole or in part, or at the time any other withholding event for Tax-Related Items occurs with respect to the Option, Participant hereby authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy the exercise price of the Option and/or any applicable withholding obligations for Tax-Related Items (as applicable) by one or a combination of the following methods:

(i) Requiring Participant to make a payment in a form acceptable to the Company;

(ii) Withholding from Participant’s salary, wages, or any other amounts payable to Participant;

(iii) Withholding from proceeds of the sale of Shares otherwise issuable upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);

(iv) Withholding Shares otherwise issuable upon exercise of the Option; or

(v) Any other method of withholding determined by the Company and to the extent required by Applicable Laws or the Plan, approved by the Administrator.

(c) Unless otherwise provided in the Plan or herein, the Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or if not refunded, Participant may seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligations for Tax-Related Items are satisfied by withholding Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying the withholding obligations for the Tax-Related Items.

(d) Participant agrees to pay the Company or the Service Recipient any amount of the exercise price and/or Tax-Related Items that cannot be satisfied by the means described above in Section 3.2(b). The Company shall not be obligated to deliver any Shares to Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the applicable exercise price and the amount of any withholding obligation for Tax-Related Items resulting from the Option or the Shares subject to the Option.

ARTICLE V.
OTHER PROVISIONS

5.1 Nature of Grant. By accepting this Option, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is wholly discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c) all decisions with respect to future grants of options or other grants, if any, will be at the sole discretion of the Company;

(d) this Option and Participant’s participation in the Plan shall not create a right of employment or other service relationship with the Company;

(e) this Option and Participant’s participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Service Recipient, and shall not interfere with the ability of the Company, the Service Recipient or any Subsidiary or affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);

(f) Participant is voluntarily participating in the Plan;

(g) this Option and any Shares acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(h) this Option and any Shares acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(i) the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty;

(j) if the underlying Shares do not increase in value, this Option will have no value;

(k) if Participant exercises this Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(l) no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of this Option resulting from Participant’s Termination of Service (for any reason whatsoever and regardless of whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is providing service or the terms of Participant’s employment or other service agreement, if any);

(m) unless otherwise agreed with the Company in writing, this Option and the Shares subject to the Option, and the income from and value of the same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary or affiliate;

(n) unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(o) neither the Company, the Service Recipient nor any other Subsidiary or affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of this Option or of any amounts due to Participant pursuant to the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

5.2 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s receipt, vesting or exercise of the Option or the Shares allocated thereto or the sale of such Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan and the Option before accepting the Option or otherwise taking any action related to the Option or the Plan.

5.3 Adjustments. Participant acknowledges that the Option and the Shares subject to the Option are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

5.4 Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

5.5 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, or comparable non-U.S. postal service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

5.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.7 Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any other state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend this Agreement without Participant’s consent to the extent necessary to comply with Applicable Laws in connection with the issuance of Shares.

5.8 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.9 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

5.10 Entire Agreement. The Plan, the Grant Notice and this Agreement (including the Appendix and any other exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company or a Subsidiary or affiliate and Participant in effect as of the date a determination is to be made under this Agreement.

5.11 Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

5.12 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms of this Agreement.

5.13 Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or other service of the Company, the Service Recipient or any other Subsidiary or affiliate or interferes with or restricts in any way the rights of the Company, the Service Recipient and any other Subsidiary or affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company, the Service Recipient or any other Subsidiary or affiliate and Participant.

5.14 Incentive Stock Options. If this Option is designated as an Incentive Stock Option:

(a) Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including this Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including this Option) will be treated as non-qualified stock options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking this Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Participant also acknowledges that if this Option is exercised more than three months after Participant’s Termination of Service, other than by reason of death or disability, this Option will be taxed as a Non-Qualified Stock Option.

(b) Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (i) within two years from the Grant Date or (ii) within one year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

5.15 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

5.16 Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the company or a third party designated by the Company.

5.17 Governing Law and Venue. The Grant Notice and this Agreement are governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the city and county of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Option is granted and/or to be performed.

5.18 Language. Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement and the Plan. If Participant received this Agreement, or any other document related to this Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

5.19 Appendix. Notwithstanding any provisions in this Agreement, this Option shall be subject to any additional terms and conditions set forth in the Appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

5.20 Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and the Shares issuable upon exercise thereof, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.21 Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant.

5.22 Insider Trading/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country or broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., this Option) or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by Applicable Laws). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.

5.23 Foreign Asset/Account Reporting, Exchange Control and Tax Reporting. Participant acknowledges that Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country. Applicable Laws may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.

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